  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 10-K and the incorporation by reference in previously filed Registration Statements (Form S-8 No. 333-43462 and Form S-3 No. 33-89602) of our report dated March 9, 2006, on our audit of the consolidated financial statements of Central Virginia Bankshares, Inc. and subsidiaries as of December 31, 2005 and for the year ending December 31, 2005, which report is included in this Form 10-K.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 29, 2006